Exhibit 99.1

Moleculin Announces Positive In Vivo Efficacy Data of Annamycin in Orthotopic and Experimental Lung Metastatic Models of Sarcoma

Data recently presented at the International Association for the Study of Lung Cancer (IASLC) 2024 World Conference on Lung Cancer

Treatment with Annamycin results in statistically significant inhibition of tumor growth and extension of survival in orthotopic lung cancer models

Annamycin continues to be 100% non-cardiotoxic

HOUSTON, September 23, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced the recent presentation of positive in vivo efficacy data of Annamycin in orthotopic and experimental lung metastatic models of sarcoma.

The poster titled “Annamycin: Opening New Doors for Organotropic Targeting of Primary and Metastatic Lung Cancer,” authored by Waldemar Priebe, PhD (Founder, Founding Scientist, and Chair of Scientific Advisory Board for Moleculin) and coworkers was recently presented at the IASLC 2024 World Conference on Lung Cancer. The presented poster outlined results from the efficacy assessment studies of Annamycin, Moleculin’s next-generation anthracycline in orthotopic models of lung cancer and sarcoma lung metastasis models in comparison with doxorubicin (a commonly prescribed anthracycline).

“Annamycin continues to exhibit consistent activity against different type of cancers including therapy resistant cancers such as soft tissue sarcoma lung metastases while also avoiding cardiotoxicity, which continues to be a significant side effect limiting the clinical use of anthracyclines. Importantly, the presented data demonstrates that treatment with Annamycin results in statistically significant inhibition of tumor growth and extension of survival in orthotopic lung cancer models, which is consistent with the preliminary results we are seeing in our sarcoma clinical trials. This further underscores Annamycin’s potential to provide a much-needed treatment option for patients with primary or metastatic lung cancers, as a single agent and in combination with currently used therapeutics. Combined with the encouraging growing body of clinical data from our ongoing studies, we remain confident in Annamycin’s potential to address significant unmet needs in a wide range of cancers,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

Key Highlights

●	Annamycin demonstrated high uptake and retention in lung parenchyma of mice and rats.
●

The therapeutic effects of doxorubicin (DOX) are diminished due to low lung DOX uptake as demonstrated in the tested in vivo models. In contrast, Annamycin exhibits consistent efficacy in vivo in orthotopic and experimental lung metastatic models of sarcoma, breast, and colon cancer. This correlated with high Annamycin concentration in lungs, which exceeded DOX levels by 10- to 30-fold.

●

Preclinical tests clearly demonstrate a better cardiac safety profile of Annamycin when compared to DOX and no cardiotoxicity of Annamycin in the in vivo models. No cardiotoxicity of Annamycin has been noted in ongoing clinical studies.

●

The observed organotropic properties of Annamycin, its efficacy in vivo, and its promising safety profile warrant further translational studies to evaluate Annamycin in patients with primary or metastatic lung cancers, as a single agent and in combination with currently used therapeutics.

Annamycin is currently being evaluated in ongoing clinical trials for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases. Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the results shown in the animal models can be replicated in clinical trials. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com